Exhibit 99.1

Investor Contact: Centra Software, Inc. Kristine Mozes/781-869-4162 kmozes@centra.com	Press Contact: Centra Software, Inc. Ellen Slaby/781-994-1068 eslaby@centra.com

Centra Reports 2005 First Quarter Results

Company Increases Q1 Revenue Year-Over-Year, Improves Net Loss Sequentially, Increases Net Cash and Investment Balance

LEXINGTON, Mass. (May 4, 2005) – Centra Software, Inc. (NASDAQ: CTRA), a leading provider of specialized application software and services for online business collaboration, today announced financial results for the first quarter of 2005 ended March 31, 2005.

First Quarter 2005 Results

Revenues for the first quarter were $9.0 million, compared with $8.6 million in the first quarter of 2004. Software license revenue for the first quarter was $2.1 million, or 23 percent of total revenues. This compares with software license revenue of $2.5 million in the first quarter of 2004. Software services revenues were $2.7 million for the first quarter, or 30 percent of total revenues, representing a 15 percent increase over the same period last year. Maintenance and professional services revenues were $4.2 million in the first quarter, or 47 percent of total revenues, representing a 13 percent increase from the first quarter of 2004.

Net loss for the first quarter of 2005 was $960,000, or $0.03 per share, which consists of $600,000 from operations and a severance charge of $360,000 related to the departure of the Company’s former CFO. This compares with a net loss of $3.1 million, or $0.12 per share, for the first quarter of 2004. Gross margin percentage for the first quarter of 2005 was 80 percent.

Centra’s cash, cash equivalents and short- and long-term investments totaled $26.3 million as of March 31, 2005, an increase of $455,000 from the total at December 31, 2004 of $25.9 million. The Company’s days sales outstanding (DSO) was 47 days at the end of the quarter.

CEO Comments

“Last week I returned to Centra on a full-time basis,” said Leon Navickas, Centra’s Chairman and Chief Executive Officer. “I am pleased to report that the cost reduction initiatives implemented in 2004 enabled the Company to significantly improve its operating results in the first quarter of 2005. While the Company met its financial objectives for the first quarter as stated in its 2004 fourth quarter and year end results earnings release, we had planned to achieve even higher software license sales and to close more Enterprise Advantage Subscription (EAS) contracts than we actually did. Sales cycles continue to lengthen, particularly as we target larger, multi-year contracts, and as increased competition in the collaboration marketplace is leading to a more extensive evaluation process by our customers. As a result, sales orders totaling more than $1.0 million that we had targeted to close in March actually closed in April.

“In the first quarter of 2005, the Company signed one EAS contract, bringing the total number to 15 since its introduction last summer. We have a number of EAS prospects identified, which we plan to close during the rest of the year and believe that EAS is an attractive pricing model for customers that want unlimited access to Centra across a division or organization. For Centra, the EAS contracts provide revenue visibility and allow us to develop a more predictable revenue base.

“On the operations side, the Company improved its net loss sequentially and increased its cash balance. Net loss for the first quarter, excluding a severance charge of $360,000, improved by $721,000 sequentially and by $2.5 million from a year ago. In addition, we increased our cash and investment balance by $455,000 in the first quarter.

“During the quarter, the Company made progress integrating its first add-on modules to enhance its Enterprise Application Rollout solution. Centra is implementing its first customer pilot site, and the customer will be presenting the product’s benefits next week at Centra Summit 2005. The next release of Centra, planned to be available in June 2005, and the new add-on modules, will enable us to differentiate ourselves as a leader in providing specialized solutions that integrate collaborative eLearning to solve our customers’ critical business problems.

“In the second quarter of 2005, we plan to increase revenues sequentially and improve the net loss, as we strive toward profitability. Last week when the Centra Board asked me to return to day-to-day management of Centra, I agreed to do so enthusiastically. The market opportunity for solutions that integrate learning and training with critical business processes is significant. Centra has the product leadership, deep domain expertise and a world-class customer services organization to become a profitable company. I look forward to working closely with the entire senior management team to make this happen,” said Mr. Navickas.

First Quarter Highlights

•	Centra added 25 new customers in the first quarter, including major accounts such as Cincinnati Financial, the Federal Aviation Administration and Duke University. The Company also expanded sales to its installed base, including additional contracts with the Internal Revenue Service, Schering Plough and Network Appliance.

•	Centra was recognized by a leading research firm IDC as a leader in the Worldwide Conferencing Applications Software Market.

•	Centra announced the promotion of Michelle Caggiano to Chief Financial Officer.

•	Centra announced enhancements to its core technology platform with Centra Live. The new graphical interface provided by Centra Live will deliver streamlined, intuitive menus and improved tools and features for live sessions that promote higher end-user adoption.

•	Centra announced a partnership with Surgient, Inc., that will enable customers to leverage Surgient’s Virtual Training Management System and Centra’s business collaboration solutions in an integrated environment. Siebel Systems is the first customer to take advantage of this technology partnership.

First Quarter Conference Call

Centra will host a conference call on Thursday, May 5th at 10:00 a.m. EST to discuss these results in more detail. The call will be simultaneously Webcast over the Internet. To access the Webcast, go to the Company’s Web site at www.centra.com/investorrelations.

About Centra

Online business collaboration solutions from Centra create workforce efficiencies and enable organizations to share and exchange business-critical information with geographically distributed customers, partners, prospects and employees. Centra’s solutions integrate real-time collaboration and departmental business processes with specialized applications that increase sales effectiveness, improve collaborative learning and accelerate enterprise application rollouts and customer acquisition initiatives. Currently available in nine languages, Centra solutions can be deployed as on-site software or through its ASP service.

Organizations across every major industry and market sector choose Centra, including Wyndham International, Weyerhaeuser, Underwriters Laboratories, BMW and Stanford University. Headquartered in Lexington, Massachusetts, Centra serves a worldwide customer base throughout the Americas, Europe, Asia and Australia. For more information, visit www.centra.com.

Safe Harbor Statement Regarding Forward-Looking Statements

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements about the beliefs and expectations of management regarding the Company’s future performance, the Company’s strategic initiatives, its ability to achieve and maintain a leadership position in real-time conferencing and collaboration, demand for the Company’s software services and management’s goals and objectives regarding future results of operations. These statements reflect management’s beliefs and expectations as of the date of this statement, and involve risk and uncertainties that may cause actual results, events and performance to differ materially. These risk factors include, but are not limited to, risks associated with the Company’s ability to successfully execute its strategic plan, the effect of the Company’s cost-cutting measures on its operations, acceptance by customers of the Company’s Enterprise Advantage Subscription pricing model, significant changes in our senior management team, customer fulfillment of the entire term of multi-year subscription contracts, uncertainty of market reaction to the Company’s sales and marketing efforts, product demand for and market acceptance of the Centra 7 collaboration platform, the Company’s ability to sell and deliver its Enterprise Application Rollout and Sales Effectiveness solutions and other future products, the effect of economic conditions generally on the market for IT spending and for the Company’s products, the results of future research and development activities, the impact of competitive products and pricing, technological difficulties and/or other factors outside the control of the Company. There is no assurance that the Company will be able to implement its growth and operating plans as anticipated, or achieve its revenue and earnings goals. For a description of additional risks, and uncertainties, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2004 which is available at http://www.centra.com/investorrelations. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Centra is a registered trademark of Centra Software, Inc. All other trademarks referenced herein are the property of their respective owners.

CENTRA SOFTWARE, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	December 31, 2004	March 31, 2005
Assets
Current assets
Cash, cash equivalents and short-term investments	$25,135	$25,589
Restricted cash	233	233
Accounts receivable, net	7,887	4,662
Prepaid expenses and other current assets	1,374	1,693

Total current assets	34,629	32,177
Property and equipment, net	1,440	1,319
Long-term investments	743	744
Restricted cash	400	400
Other assets	16	23

Total assets	$37,228	$34,663

Liabilities and stockholders’ equity
Current liabilities
Current maturities of long-term debt	$1,049	$921
Accounts payable	939	883
Accrued expenses	5,677	4,153
Deferred revenue	14,360	14,422

Total current liabilities	22,025	20,379
Long-term debt, net of current maturities	1,012	854
Total stockholders’ equity	14,191	13,430

Total liabilities and stockholders’ equity	$37,228	$34,663

CENTRA SOFTWARE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2004 and 2005

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended March 31,
	2004	2005
Revenues
License	$2,531	$2,072
Software services	2,371	2,735
Maintenance and professional services	3,734	4,202

Total revenues	8,636	9,009

Cost of revenues
License	77	132
Amortization of acquired developed technology	175	—
Software services	636	576
Maintenance and professional services	976	1,120

Total cost of revenues	1,864	1,828

Gross profit	6,772	7,181

Operating expenses
Sales and marketing	5,155	3,568
Product development	2,759	2,320
General and administrative	1,978	2,321

Total operating expenses	9,892	8,209

Operating loss	(3,120)	(1,028)
Other (expense) income, net	(18)	68

Net loss	$(3,138)	$(960)

Basic and diluted net loss per share	$(0.12)	$(0.03)
Weighted average shares outstanding
Basic and diluted	27,151	27,721